Exhibit 5.1

November 19, 2021 File No.: 328015.00001
TMC the metals company Inc. 595 Howe Street, 10th Floor Vancouver, British Columbia V6C 2T5

Dear Sirs/Mesdames:

Re:	TMC the metals company Inc. – Registration Statement on Form S-8

We have acted as Canadian counsel to TMC the metals company Inc., a corporation continued under the laws of the Province of British Columbia (the “Corporation”), in connection with the filing of a registration statement on Form S-8 (as may be amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to registering the issuance of (a) an aggregate of 24,682,386 common shares without par value in the capital of the Corporation (the “2021 Plan Shares”) in accordance with the terms of the 2021 Incentive Equity Plan of the Corporation (the “2021 Plan”), (b) an aggregate of 25,287,670 common shares without par value in the capital of the Corporation (the “Rollover Option Shares”) issuable upon exercise of the option awards outstanding under the DeepGreen Metals Inc. Stock Option Plan, as amended, (the “Deepgreen Plan”), which were assumed by the Corporation (the “Rollover Options”) in accordance with the terms of the Business Combination Agreement, dated as of March 4, 2021, by and among the Corporation, 1291924 B.C. Unlimited Liability Company, and DeepGreen Metals Inc. (the “Business Combination Agreement”), including the Arrangement (as defined in the Business Combination Agreement); and (c)  an aggregate of 14,896,783 common shares without par value in the capital of the Corporation (the “Rollover Option Conversion Shares”) issuable upon conversion of the 551,714 Class A Special Shares, 1,103,454 Class B Special Shares, 1,103,454 Class C Special Shares, 2,206,933 Class D Special Shares, 2,206,933 Class E Special Shares, 2,206,933 Class F Special Shares, 2,758,681 Class G Special Shares and 2,758,681 Class H Special Shares issuable upon exercise of the Rollover Options (collectively, the “Earnout Shares”) into common shares without par value in the capital of the Corporation on a one-for-one basis (unless adjusted in accordance with their respective terms) if certain price per common share thresholds are met.

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement;

2.	the Business Combination Agreement; and

3.	the 2021 Plan.

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated November 12, 2021 issued pursuant to the Business Corporations Act (British Columbia) relating to the Corporation; and

2.	a certificate signed by the Chief Financial Officer of the Corporation dated as of the date hereof addressed to our firm, containing certain additional corporate information of a factual nature and attaching the constating documents of the Corporation, including the certificate of continuation, notice of articles and articles of the Corporation (the “Constating Documents”), and the resolutions of the directors of the Corporation authorizing and approving the 2021 Plan, the assumption of the Deepgreen Plan and the Rollover Options and the issuance of the 2021 Plan Shares, the Rollover Option Shares and the Rollover Option Conversion Shares (the “Officer’s Certificate”).

As to various questions of fact material to the opinions provided herein, we have relied upon the Officer’s Certificate.

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We assume no obligation to update these opinions to take into account any changes in such laws or facts after the date hereof.

C.	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	that the Officer’s Certificate continues to be accurate on the date hereof;

4.	that all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Business Combination Agreement by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained and the transactions contemplated thereby have been completed in accordance with all applicable laws;

5.	the Earnout Shares, when issued in accordance with the terms of the Rollover Options, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation

6.	that the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors;

7.	each of the Business Combination Agreement, the 2021 Plan, and the Rollover Options constitutes a legal, valid and binding obligation of the Corporation and the other parties thereto, enforceable against each of the parties thereto in accordance with its terms and the execution and delivery thereof was duly authorized by the parties thereto; and

8.	that if any obligation under any document is required to be performed in a jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under the laws of that jurisdiction.

D.	Reliance

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

E.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

1.	The 2021 Plan Shares, when issued in accordance with the terms of the 2021 Plan, will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

2.	The Rollover Option Shares, when issued in accordance with the terms of the Rollover Options, will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

3.	The Rollover Option Conversion Shares, when issued in accordance with the terms of the Constating Documents, will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation

F.	Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor or as to the actual receipt by the Corporation of any consideration for the issuance of such securities.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours truly,

“Fasken Martineau DuMoulin LLP”

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